EX-35.11
ANNUAL STATEMENT OF COMPLIANCE

Pooling and Servicing Agreement dated March 1, 2007 (the "Pooling and Servicing Agreement") by and among Citigroup Commercial Mortgage Securities Inc., as Depositor, Wachovia Bank, National Association, as Master Servicer No.1, Midland Loan Services, Inc., as Master Servicer No.2, Capmark Finance Inc., as Master Servicer No.3, Wells Fargo Bank, National Association, as Trustee, LaSalle Bank National Association, as Certificate Administrator, and LNR Partners, Inc., as Special Servicer

CD 2007-CD4


I, Susan K. Chapman, a Vice President of LNR Partners, Inc. as Special Servicer under the Pooling and Servicing Agreement, on behalf of the Special Servicer and not in my individual capacity, hereby certify that:

1. I have reviewed the activities performed by the Special Servicer under the Pooling and Servicing Agreement during the period commencing on January 1, 2007 and ending on October 18, 2007 (the "Reporting Period") and the Special Servicer's performance under the Pooling and Servicing Agreement has been made under my supervision; and

2. To the best of my knowledge, based on such review, the Special Servicer has fulfilled its obligations under the Pooling and Servicing Agreement in all material respects throughout the Reporting Period.


LNR PARTNERS, INC.



By: /s/ Susan K. Chapman
Susan K. Chapman
Vice President